The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 27, 2018

Citigroup Global Markets Holdings Inc.	August-----, 2018 Medium-Term Senior Notes, Series N Pricing Supplement No. 2018-USNCH1344 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-216372 and 333-216372-01

Digital Securities Linked to the iShares® U.S. Real Estate ETF Due February 13, 2020

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity with a value that may be greater than or less than the stated principal amount, depending on the performance of the underlying specified below.

▪	The securities offer modified exposure to the performance of the underlying, with a digital (fixed) return at maturity so long as the final underlying value is greater than or equal to the initial underlying value. In exchange for this feature, investors in the securities must be willing to (i) accept downside exposure to any depreciation of the underlying, (ii) forgo participation in any appreciation of the underlying in excess of the digital return specified below and (iii) forgo any dividends with respect to the underlying. If the final underlying value is less than the initial underlying value, you will not be repaid the stated principal amount of your securities at maturity and, instead, will receive the underlying shares of the underlying (or, in our sole discretion, cash based on the value thereof) expected to be worth less than your initial investment and possibly worth nothing. You may lose your entire investment in the securities.

▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any payment due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying:	iShares® U.S. Real Estate ETF
Stated principal amount:	$1,000 per security
Pricing date:	August 8, 2018
Issue date:	August 13, 2018
Valuation date:	February 10, 2020, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	February 13, 2020
Payment at maturity:

For each $1,000 stated principal amount security you hold at maturity, you will receive:

▪  If the final underlying value is greater than or equal to the initial underlying value:
$1,000 + the digital return amount

▪  If the final underlying value is less than the initial underlying value:
a fixed number of underlying shares of the underlying equal to the equity ratio (or, if we elect, the cash value of those underlying shares based on the final underlying value)

If the final underlying value is less than the initial underlying value, you will receive underlying shares (or, in our sole discretion, cash) expected to be worth less than the stated principal amount of your securities, and possibly nothing, at maturity. You should not invest in the securities unless you are willing and able to bear the risk of losing some, and possibly all, of your investment.

Initial underlying value:	$ , the closing value of the underlying on the pricing date
Final underlying value:	The closing value of the underlying on the valuation date
Digital return amount:	$140 to $160 per security (representing a digital return equal to 14% to 16% of the stated principal amount) (to be determined on the pricing date). You may receive the digital return amount only if the final underlying value is greater than or equal to the initial underlying value.
Equity ratio:	, the stated principal amount divided by the initial underlying value
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17324XMA5 / US17324XMA53
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(3)	Proceeds to issuer
Per security:	$1,000.00	$15.00	$985.00
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $920.50 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) The issue price for investors purchasing the securities in fee-based advisory accounts will be $985 per security, assuming no custodial fee is charged by a selected dealer, and up to $990 per security, assuming the maximum custodial fee is charged by a selected dealer. See “Supplemental Plan of Distribution” in this pricing supplement.

(3) CGMI will receive an underwriting fee of $15 for each security sold in this offering. Selected dealers and their financial advisors will collectively receive from CGMI a selling concession of $15 for each security they sell. In addition, CGMI will pay selected dealers not affiliated with CGMI a structuring fee of up to $5 for each security they sell. We may also engage other firms to provide marketing or promotional services in connection with the distribution of the securities. CGMI will pay these service providers a fee of up to $5 per security in consideration for providing marketing, education, structuring or referral services with respect to financial advisors or selected dealers. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-07 dated June 15, 2018         Underlying Supplement No. 7 dated July 16, 2018

Prospectus Supplement and Prospectus each dated April 7, 2017

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing value of the underlying will be determined and about adjustments that may be made to the terms of the securities upon the occurrence of market disruption events and other specified events with respect to the underlying. The accompanying underlying supplement contains information about the underlying that is not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Prospectus. In addition to this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus, you should read the prospectus for the underlying on file at the SEC website, which can be accessed via the hyperlink below. The contents of that prospectus and any documents incorporated by reference therein are not incorporated by reference herein or in any way made a part hereof.

Prospectus for iShares® U.S. Real Estate ETF dated August 1, 2017:

https://www.sec.gov/Archives/edgar/data/1100663/000119312517238686/d426583d485bpos.htm

Payout Diagram

The diagram below illustrates the value of what you receive at maturity for a range of hypothetical percentage changes from the initial underlying value to the final underlying value. The diagram assumes that the digital return amount will be set at the lowest value indicated on the cover page of this pricing supplement. The actual digital return amount will be determined on the pricing date.

Investors in the securities will not receive any dividends with respect to the underlying. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—You will not receive dividends or have any other rights with respect to the underlying” below.

Payout Diagram

■ The Securities	■ The Underlying

PS-2

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The table below indicates what the value of what you receive at maturity and total return on the securities would be for various hypothetical returns of the underlying. The actual value of what you receive at maturity and total return on the securities will depend on the actual final underlying value. The table assumes that the digital return amount will be set at the lowest value indicated on the cover page of this pricing supplement. The actual digital return amount will be determined on the pricing date.

Hypothetical Return of the Underlying(1)	Hypothetical Value of the Underlying Shares or Cash Amount You Receive at Maturity(2) per Security	Hypothetical Total Return on Securities at Maturity(3)
100.00%	$1,140.00	14.00%
75.00%	$1,140.00	14.00%
50.00%	$1,140.00	14.00%
25.00%	$1,140.00	14.00%
14.00%	$1,140.00	14.00%
10.00%	$1,140.00	14.00%
5.00%	$1,140.00	14.00%
0.00%	$1,140.00	14.00%
-5.00%	$950.00	-5.00%
-10.00%	$900.00	-10.00%
-25.00%	$750.00	-25.00%
-50.00%	$500.00	-50.00%
-75.00%	$250.00	-75.00%
-100.00%	$0.00	-100.00%

(1) Hypothetical return of the underlying = hypothetical percentage change from the initial underlying value to the final underlying value

(2) Based on the closing value on the valuation date. If we elect to deliver any underlying shares as payment at maturity, you will receive such underlying shares on the maturity date

(3) Hypothetical total return on securities at maturity = hypothetical payment at maturity per security minus $1,000 stated principal amount per security, divided by $1,000 stated principal amount per security

The examples below illustrate how to determine the payment at maturity on the securities, assuming the various hypothetical final underlying values indicated below. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what the actual payment at maturity on the securities will be. The actual payment at maturity will depend on the actual final underlying value.

The examples below are based on a hypothetical initial underlying value of 100 and an equity ratio of 10.00000 and do not reflect the actual initial underlying value and equity value. For the actual initial underlying value and equity value, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payment at maturity on the securities will be calculated based on the actual initial underlying value and equity value, and not the hypothetical values indicated below. The examples assume that the digital return amount will be set at the lowest value indicated on the cover page of this pricing supplement. The actual digital return amount will be determined on the pricing date.

Example 1—Upside Scenario A. The final underlying value is 105 (a 5% increase from the initial underlying value), which is greater than the initial underlying value by less than the digital return.

Payment at maturity per security = $1,000 + the digital return amount

= $1,000 + $140

= $1,140

Because the underlying appreciated from the initial underlying value to the final underlying value, your payment at maturity per security in this scenario would be equal to the $1,000 stated principal amount plus the digital return.

Example 2—Upside Scenario B. The final underlying value is 150 (a 50% increase from the initial underlying value), which is greater than the initial underlying value by more than the digital return amount.

Payment at maturity per security = $1,000 + the digital return amount

= $1,000 + $140

= $1,140

PS-3

Citigroup Global Markets Holdings Inc.

Because the underlying appreciated from the initial underlying value to the final underlying value, your payment at maturity per security in this scenario would be equal to the $1,000 stated principal amount plus the digital return amount. In this scenario, an investment in the securities would underperform an alternative investment providing 1-to-1 exposure to the positive performance of the underlying without a digital return.

Example 3—Downside Scenario. The final underlying value is 30 (a 70% decrease from the initial underlying value), which is less than the initial underlying value.

What you would receive at maturity per security = A number of underlying shares of the underlying equal to the equity ratio (or, in our sole discretion, cash in an amount equal to the equity ratio × the final underlying value)

= 10.00000 underlying shares of the underlying, with an aggregate cash value (based on the final underlying value) of $300

Because the final underlying value is less than the initial underlying value, you would not receive per security at least the stated principal amount of the securities plus the digital return amount at maturity and instead would receive a number of underlying shares of the underlying (or, in our sole discretion, cash based on the value thereof) expected to be worth less than the stated principal amount.

PS-4

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the underlying. If the final underlying value is less than the initial underlying value, you will not receive per security the stated principal amount of the securities plus the digital return amount at maturity and, instead, will receive underlying shares of the underlying (or, in our sole discretion, cash based on the value thereof) expected to be worth less than your initial investment in the securities and may be worth nothing. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

We may elect, in our sole discretion, to pay you cash at maturity in lieu of delivering any underlying shares of the underlying. If we elect to pay you cash at maturity in lieu of delivering any underlying shares of the underlying, the amount of that cash may be less than the market value of those underlying shares on the maturity date because the market value will likely fluctuate between the valuation date and the maturity date. Conversely, if we do not exercise our cash election right and instead deliver underlying shares of the underlying to you on the maturity date, the market value of those underlying shares may be less than the cash amount you would have received if we had exercised our cash election right. We will have no obligation to take your interests into account when deciding whether to exercise our cash election right.

■	Your potential return on the securities is limited. Your potential total return on the securities at maturity is limited to the digital return, even if the underlying appreciates by significantly more than the digital return. If the underlying appreciates by more than the digital return, the securities will underperform an alternative investment providing 1-to-1 exposure to the performance of the underlying. When lost dividends are taken into account, the securities may underperform an alternative investment providing 1-to-1 exposure to the performance of the underlying even if the underlying appreciates by less than the digital return.

■	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

■	You will not receive dividends or have any other rights with respect to the underlying. You will not receive any dividends with respect to the underlying. This lost dividend yield may be significant over the term of the securities. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities. In addition, you will not have voting rights or any other rights with respect to the underlying or the stocks included in the underlying.

■	What you receive at maturity depends on the closing value of the underlying on a single day. Because your payment at maturity depends on the closing value of the underlying solely on the valuation date, you are subject to the risk that the closing value of the underlying on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested directly in the underlying or in another instrument linked to the underlying that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing values of the underlying, you might have achieved better returns.

■	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

■	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no

PS-5

Citigroup Global Markets Holdings Inc.

secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

■	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

■	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the closing value of the underlying, the dividend yield on the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

■	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

■	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

■	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the closing value of the underlying, the volatility of the closing value of the underlying, the dividend yield on the underlying, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The value of your securities prior to maturity will fluctuate based on many unpredictable factors” in the accompanying product supplement. Changes in the closing value of the underlying may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

■	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The

PS-6

Citigroup Global Markets Holdings Inc.

amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

■	The iShares® U.S. Real Estate ETF is subject to risks associated with real estate companies. All or substantially all of the equity securities held by the iShares® U.S. Real Estate ETF are issued by companies that invest in real estate, which we refer to as real estate companies, such as real estate investment trusts (“REITs”) or real estate holding companies. As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting these companies than a different investment linked to securities of a more broadly diversified group of issuers. The iShares® U.S. Real Estate ETF invests in companies that invest in real estate, which we refer to as real estate companies, such as REITs or real estate holding companies, which expose investors to the risks of owning real estate directly, as well as to risks that relate specifically to the way in which real estate companies are organized and operated. Real estate is highly sensitive to general and local economic conditions and developments and is characterized by intense competition and periodic overbuilding. Many real estate companies, including REITs, utilize leverage (and some may be highly leveraged), which increases investment risk and the risk normally associated with debt financing, and could potentially magnify the iShares® U.S. Real Estate ETF’s losses. The U.S. residential and commercial real estate markets may, in the future, experience and have, in the past, experienced a decline in value, with certain regions experiencing significant losses in property values. Exposure to such real estate may adversely affect the iShares® U.S. Real Estate ETF’s performance. Specific risks relevant to investment in real estate companies include:

o	Concentration Risk. Real estate companies may own a limited number of properties and concentrate their investments in a particular geographic region, industry or property type. Economic downturns affecting a particular region, industry or property type may lead to a high volume of defaults within a short period.

o	Equity REITs Risk. Certain REITs may make direct investments in real estate. These REITs are often referred to as “Equity REITs.” Equity REITs invest primarily in real properties and may earn rental income from leasing those properties. Equity REITs may also realize gains or losses from the sale of properties. Equity REITs will be affected by conditions in the real estate rental market and by changes in the value of the properties they own. A decline in rental income may occur because of extended vacancies, limitations on rents, the failure to collect rents, increased competition from other properties or poor management. Equity REITs also can be affected by rising interest rates. Rising interest rates may cause investors to demand a high annual yield from future distributions that, in turn, could decrease the market prices for such REITs and for the properties held by such REITs. In addition, rising interest rates also increase the costs of obtaining financing for real estate projects. Because many real estate projects are dependent upon receiving financing, this could cause the value of the Equity REITs in which the iShares® U.S. Real Estate ETF invests to decline.

o	Interest Rate Risk. Rising interest rates could result in higher costs of capital for real estate companies, which could negatively affect a real estate company’s ability to meet its payment obligations. Declining interest rates could result in increased prepayment on loans and require redeployment of capital in less desirable investments.

o	Leverage Risk. Real estate companies may use leverage (and some may be highly leveraged), which increases investment risk and the risks normally associated with debt financing and could adversely affect a real estate company’s operations and market value in periods of rising interest rates. Financial covenants related to a real estate company’s leveraging may affect the ability of the real estate company to operate effectively. In addition, investments may be subject to defaults by borrowers and tenants. Leveraging may also increase repayment risk.

o	Liquidity Risk. Investing in real estate companies may involve risks similar to those associated with investing in small-capitalization companies. Real estate company securities may be volatile. There may be less trading in real estate company shares, which means that purchase and sale transactions in those shares could have a magnified impact on share price, resulting in abrupt or erratic price fluctuations. In addition, real estate is relatively illiquid and, therefore, a real estate company may have a limited ability to vary or liquidate its investments in properties in response to changes in economic or other conditions.

o	Loan Foreclosure Risk. Real estate companies may foreclose on loans that the real estate company originated and acquired. Foreclosure may generate negative publicity for the underlying property that affects its market value. In addition to length and expense, foreclosure proceedings may not fully uphold the validity of all of the terms of the applicable loan.

o	Operational Risk. Real estate companies are dependent upon management skills and may have limited financial resources. Real estate companies are generally not diversified and may be subject to heavy cash flow dependency, default by borrowers and self-liquidation. In addition, transactions between real estate companies and their affiliates may be subject to conflicts of interest, which may adversely affect a real estate company’s shareholders. A real estate company may also have joint ventures in certain of its properties and, consequently, its ability to control decisions relating to such properties may be limited.

PS-7

Citigroup Global Markets Holdings Inc.

o	Property Risk. Real estate companies may be subject to risks relating to functional obsolescence or reduced desirability of properties; extended vacancies due to economic conditions and tenant bankruptcies; catastrophic events such as earthquakes, hurricanes, tornadoes and terrorist acts; eminent domain seizures; and casualty or condemnation losses. Real estate income and values also may be greatly affected by demographic trends, such as population shifts, changing tastes and values, increasing vacancies or declining rents resulting from legal, cultural, technological, global or local economic developments.

o	Regulatory Risk. Real estate income and values may be adversely affected by applicable domestic and foreign laws (including tax laws). Government actions, such as tax increases, zoning law changes or environmental regulations also may have a major impact on real estate.

o	Repayment Risk. The prices of real estate company securities may drop because of the failure of borrowers to repay their loans, poor management, or the inability to obtain financing either on favorable terms or at all. If the properties do not generate sufficient income to meet operating expenses, including, where applicable, debt service, ground lease payments, tenant improvements, third-party leasing commissions and other capital expenditures, the income and ability of the real estate companies to make payments of interest and principal on their loans will be adversely affected.

o	U.S. Tax Risk. Certain U.S. real estate companies are subject to special U.S. federal tax requirements. A REIT that fails to comply with such tax requirements may be subject to U.S. federal income taxation, which may affect the value of the REIT and the characterization of the REIT’s distributions. The U.S. federal tax requirement that a REIT distributes substantially all of its net income to its shareholders may result in the REIT having insufficient capital for future expenditures. A REIT that successfully maintains its qualification may still become subject to U.S. federal, state and local taxes, including excise, penalty, franchise, payroll, mortgage recording, and transfer taxes, both directly and indirectly through its subsidiaries.

These factors could affect real estate companies and could affect the value of the equity securities held by the iShares® U.S. Real Estate ETF and the price of the iShares® U.S. Real Estate ETF during the term of the securities, which may adversely affect the value of your securities.

■	Our offering of the securities is not a recommendation of the underlying. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying or in instruments related to the underlying, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying. These and other activities of our affiliates may affect the closing value of the underlying in a way that negatively affects the value of and your return on the securities.

■	The closing value of the underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions in the underlying or in financial instruments related to the underlying and may adjust such positions during the term of the securities. Our affiliates also take positions in the underlying or in financial instruments related to the underlying on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing value of the underlying in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

■	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlying in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

■	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur during the term of the securities, such as market disruption events and other events with respect to the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. See “Risks Relating to the Securities—Risks Relating to All Securities—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities” in the accompanying product supplement.

■	Even if the underlying pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid by the underlying unless the amount of

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the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing value of the underlying on the date of declaration of the dividend. Any dividend will reduce the closing value of the underlying by the amount of the dividend per share. If the underlying pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

■	The securities will not be adjusted for all events that may have a dilutive effect on or otherwise adversely affect the closing value of the underlying. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above, partial tender offers or additional underlying share issuances. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

■	The securities may become linked to an underlying other than the original underlying upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying enters into a merger agreement that provides for holders of the underlying shares to receive shares of another entity and such shares are marketable securities, the closing value of the underlying following consummation of the merger will be based on the value of such other shares. Additionally, if the underlying shares are delisted, the calculation agent may select a successor underlying. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF” in the accompanying product supplement.

■	The value and performance of the underlying shares may not completely track the performance of the underlying index that the underlying seeks to track or the net asset value per share of the underlying. The underlying does not fully replicate the underlying index that it seeks to track and may hold securities different from those included in its underlying index. In addition, the performance of the underlying will reflect additional transaction costs and fees that are not included in the calculation of its underlying index. All of these factors may lead to a lack of correlation between the performance of the underlying and its underlying index. In addition, corporate actions with respect to the equity securities held by the underlying (such as mergers and spin-offs) may impact the variance between the performance of the underlying and its underlying index. Finally, because the underlying shares are traded on an exchange and are subject to market supply and investor demand, the closing value of the underlying may differ from the net asset value per share of the underlying.

During periods of market volatility, securities included in the underlying’s underlying index may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlying and the liquidity of the underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the underlying. Further, market volatility may adversely affect, sometimes materially, the price at which market participants are willing to buy and sell the underlying shares. As a result, under these circumstances, the closing value of the underlying may vary substantially from the net asset value per share of the underlying. For all of the foregoing reasons, the performance of the underlying may not correlate with the performance of its underlying index and/or its net asset value per share, which could materially and adversely affect the value of the securities and/or reduce your return on the securities.

■	Changes that affect the underlying may affect the value of your securities. The sponsor of the underlying may at any time make methodological changes or other changes in the manner in which it operates that could affect the value of the underlying. We are not affiliated with the underlying sponsor and, accordingly, we have no control over any changes such sponsor may make. Such changes could adversely affect the performance of the underlying and the value of and your return on the securities.

■	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Even if the treatment of the securities as prepaid forward contracts is respected, a security may be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a withholding tax of up to 30% on “dividend equivalents” paid or deemed paid to non-U.S. investors in respect of certain financial instruments linked to U.S. equities. In light of Treasury regulations, as modified by an IRS notice, that provide a general exemption for financial instruments issued in 2018 that do not have a “delta” of one, as of the date of this preliminary pricing supplement the securities should not be subject to withholding under Section 871(m). However, information about the application of Section 871(m) to the securities will be updated in the final pricing supplement. Moreover, the IRS could challenge a conclusion that the securities should not be subject to

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withholding under Section 871(m). If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Information About the iShares® U.S. Real Estate ETF

The iShares® U.S. Real Estate ETF is an exchange-traded fund that seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the real estate sector of the U.S. equity market, as measured by the Dow Jones U.S. Real Estate Index. The Dow Jones U.S. Real Estate Index is designed to track the perfromance of real estate investment trusts (REITs) and other companies that invest directly or indirectly in real estate through development, management, or ownership, including property agencies.

The iShares® U.S. Real Estate ETF is an investment portfolio managed by iShares® Inc. BlackRock Fund Advisors is the investment adviser to the iShares® U.S. Real Estate ETF. iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the iShares® U.S. Real Estate ETF. Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of the iShares® U.S. Real Estate ETF trade on the NYSE Arca under the ticker symbol “IYR.”

Please refer to the section “Fund Descriptions—The iShares® ETFs” in the accompanying underlying supplement for additional information.

You may receive underlying shares of the iShares® U.S. Real Estate ETF at maturity. Therefore, in making your decision to invest in the securities, you should review the prospectus related to the iShares® U.S. Real Estate ETF on file at the SEC, which can be accessed via the hyperlink below.

Prospectus dated August 1, 2017: https://www.sec.gov/Archives/edgar/data/1100663/000119312517238686/d426583d485bpos.htm

The contents of that prospectus and any documents incorporated by reference therein are not incorporated by reference herein or in any way made a part hereof.

We have derived all information regarding the iShares® U.S. Real Estate ETF from publicly available information and have not independently verified any information regarding the iShares® U.S. Real Estate ETF. This pricing supplement relates only to the securities and not to the iShares® U.S. Real Estate ETF. We make no representation as to the performance of the iShares® U.S. Real Estate ETF over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the iShares® U.S. Real Estate ETF is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the iShares® U.S. Real Estate ETF on July 23, 2018 was $80.07.

The graph below shows the closing value of the iShares® U.S. Real Estate ETF for each day such value was available from January 2, 2013 to July 23, 2018. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

iShares® U.S. Real Estate ETF – Historical Closing Values January 2, 2013 to July 23, 2018

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United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement. This discussion does not address the U.S. federal tax consequences of the ownership or disposition of the underlying shares that you may receive at maturity. You should consult your tax adviser regarding the U.S. federal tax consequences of the ownership and disposition of the underlying shares.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, any gain or loss recognized upon a sale, exchange or retirement of a security should be long-term capital gain or loss if you held the security for more than one year.

•	If you receive the underlying shares (and cash in lieu of any fractional shares) at maturity, you should not recognize gain or loss with respect to the underlying shares received. Instead, you should have an aggregate tax basis in the underlying shares received (including any fractional shares deemed received) equal to your basis in the securities. Your holding period for any underlying shares received should start on the day after receipt. With respect to any cash received in lieu of a fractional share, you should recognize capital loss in an amount equal to the difference between the amount of cash received in lieu of the fractional share and the portion of your tax basis in the securities that is allocable to the fractional share.

Even if the treatment of the securities as prepaid forward contracts is respected, your purchase of a security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code, with respect to the underlying shares. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Potential Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax adviser regarding the potential application of the “constructive ownership” rule.

Subject to the discussions below under “Possible Withholding Under Section 871(m) of the Code” and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

Possible Withholding Under Section 871(m) of the Code. As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to

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Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations, as modified by an IRS notice, exempt financial instruments issued in 2018 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. Underlying Equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the securities are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

This information is indicative and will be updated in the final pricing supplement or may otherwise be updated by us in writing from time to time. Non-U.S. Holders should be warned that Section 871(m) may apply to the securities based on circumstances as of the pricing date for the securities and, therefore, it is possible that the securities will be subject to withholding tax under Section 871(m).

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $15 for each security sold in this offering (or up to $5 per security in the case of sales to fee-based advisory accounts). From this underwriting fee, CGMI will pay selected dealers a fixed selling concession of $15 for each security they sell to accounts other than fee-based advisory accounts. In addition, CGMI will pay selected dealers not affiliated with CGMI a structuring fee of up to $5 for each security they sell to accounts other than fee-based advisory accounts. CGMI will pay selected dealers not affiliated with CGMI, which may include dealers acting as custodians, a variable selling concession of up to $5 for each security they sell to fee-based advisory accounts. Broker-dealers affiliated with CGMI, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited and financial advisors employed by such affiliated broker-dealers will collectively receive a fixed selling concession of $15 for each security they sell. CGMI will pay the registered representatives of CGMI a fixed selling concession of $15 for each security they sell directly to the public. We may also engage other firms to provide marketing or promotional services in connection with the distribution of the securities. CGMI will pay these service providers a fee of up to $5 per security in consideration for providing marketing, education, structuring or referral services with respect to financial advisors or selected dealers.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because certain terms of the securities have not yet been fixed and because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

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For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, they should obtain independent professional advice.

The securities have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the securities which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the securities will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the securities may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any securities be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the securities are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

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(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any securities referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The securities are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits. These securities are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2018 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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